Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Rivet and Harry A. Wolin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Hector de J. Ruiz Hector de J. Ruiz	Executive Chairman, Chairman of the Board	February 20, 2009

/s/ Robert J. Rivet Robert J. Rivet	Executive Vice President, Chief Operations and Administrative Officer, Chief Financial Officer	February 20, 2009

/s/ W. Michael Barnes W. Michael Barnes	Director	February 20, 2009

/s/ John E. Caldwell John E. Caldwell	Director	February 24, 2009

/s/ Bruce L. Claflin Bruce L. Claflin	Director	February 21, 2009

/s/ Frank M. Clegg Frank M. Clegg	Director	February 21, 2009

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	February 20, 2009

/s/ Derrick R. Meyer Derrick R. Meyer	President and Chief Executive Officer	February 20, 2009

/s/ Robert B. Palmer Robert B. Palmer	Director	February 19, 2009

/s/ Morton L. Topfer Morton L. Topfer	Director	February 19, 2009